Exhibit 99.3(b)

CONSENT OF PERSON NAMED AS ABOUT TO BECOME DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, I, Stewart K.P. Gross, hereby consent to be named as a person about to become a director of SmartForce Public Limited Company in the Registration Statement on Form S-4 of SmartForce Public Limited Company, dated June 20, 2002, and any amendments thereto.

/s/ STEWART K.P. GROSS
Stewart K.P. Gross

June 18, 2002